UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Hawk Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2007
Dear Stockholder:
You are cordially invited to attend the 2007 annual meeting of stockholders of Hawk Corporation, on May 30, 2007, starting at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.
As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors.
In addition, our management will report on our results and will be available to respond to your questions.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.
On behalf of the directors and management of Hawk Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.
Sincerely,
Ronald E. Weinberg
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2007
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS and ANSWERS
PROPOSAL ONE
STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE AND DIRECTOR COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

HAWK CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2007
To the Stockholders of Hawk Corporation:
The annual meeting of stockholders of Hawk Corporation, a Delaware corporation, will be held on May 30, 2007, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, for the following purposes:
1.	To elect directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal 1); and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on April 5, 2007 are entitled to vote at the annual meeting.
All stockholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.
By Order of the Board of Directors,
Byron S. Krantz
Secretary

HAWK CORPORATION

PROXY STATEMENT
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2007 annual meeting of stockholders to be held on May 30, 2007, and any postponements or adjournments of the meeting.
This proxy statement and the accompanying Chairman’s letter, notice and proxy card, together with our annual report to stockholders for the year ended December 31, 2006, are being sent to our stockholders beginning on or about April 26, 2007.
QUESTIONS and ANSWERS

Q:	When and where is the annual meeting?
A:	Our 2007 annual meeting of stockholders will be held on May 30, 2007, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

Q:	What are stockholders voting on?
A:	Election of four directors (Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III). If a permissible proposal other than the listed proposal is presented at the annual meeting, your signed proxy card gives authority to Byron S. Krantz or Marc C. Krantz to vote on any such additional proposal.

Q:	Who is entitled to vote?
A:	Our record date is April 5, 2007. Only holders of our Class A common stock as of the close of business on April 5, 2007 are entitled to vote. Each share of Class A common stock is entitled to one vote.

Q:	How do stockholders vote?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy any time before the meeting by:
•	notifying our Corporate Secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz or Marc C. Krantz will vote FOR the nominated directors on your behalf.

Q:	Who will count the vote?
A:	Representatives of National City Bank Company, our transfer agent, will tabulate the votes. Thomas A. Gilbride, Vice President — Finance, and Joseph J. Levanduski, Vice President — Chief Financial Officer, will be responsible for reviewing the vote count as election inspectors.

Q:	What shares are included on the proxy card and what does it mean if a stockholder gets more than one proxy card?
A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

If you are or were an employee and have shares credited to your 401(k) savings plan account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares. The shares in your 401(k) savings plan account will be voted in accordance with your instructions. If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted FOR the nominated directors on your behalf.

Q:	What constitutes a quorum?
A:	As of the record date, 9,014,892 shares of our Class A common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against such proposal. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?
A:	All stockholders as of the record date, April 5, 2007, can attend.

Q:	What percentage of stock are the directors and executive officers entitled to vote at the annual meeting?
A:	Together, they own 2,857,463 shares of our Class A common stock, or 31.7% of the stock entitled to vote at the annual meeting. (See pages 35 through 36 for more details.)

Q: A:	Who are the largest principal stockholders?
• Ronald E. Weinberg, our Chairman of the Board, Chief Executive Officer and President, owns 1,258,998 shares of our Class A common stock, or 14.0% of the stock entitled to vote at the annual meeting.

• Norman C. Harbert, our Chairman Emeritus of the Board and Founder, owns 1,156,475 shares of our Class A common stock, or 12.8% of the stock entitled to vote at the annual meeting.

Q:	When is a stockholder proposal due for the next annual meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by December 18, 2007, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act of 1934. (See page 38 for more details.)

Q:	How does a stockholder nominate someone to be a director of Hawk?
A:	Any stockholder may recommend any person as a nominee for director by writing to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114. Our nominating committee will review any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter which is available on our website at www.hawkcorp.com. Recommendations for directors by stockholders for next year’s annual meeting must be received no earlier than March 1, 2008 and no later than March 31, 2008, and nominations must be in accordance with the requirements of our bylaws. (See pages 38 through 39 for more details.)

Q:	Who pays for the solicitation expenses?
A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Hawk. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means and we may pay persons holding shares for others their expenses for sending proxy materials to their customers. No solicitation will be made other than by our directors, officers and employees.

Q:	How are we complying with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the American Stock Exchange?
A:	The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002. The statute addresses, among other issues, corporate governance, auditing and accounting guidelines, executive compensation and enhanced and timely disclosure of corporate information. On December 1, 2003, the and Exchange Commission (SEC) approved the corporate governance rules of the American Stock Exchange, or Amex. These rules specifically address director independence and corporate accountability.
In response to the Sarbanes-Oxley Act and the corporate governance rules of Amex, our board of directors strengthened and improved its already strong corporate governance practices. For example:
•	a majority of our directors are “independent” as defined by Amex,

•	all members of the nominating committee and audit committee are “independent” as defined by Amex,

•	we have “financial experts” on our audit committee,

•	we have adopted and posted on our website at www.hawkcorp.com a Code of Business Conduct and Ethics governing the actions and working relationships of Hawk employees, officers and directors,

•	we have adopted and posted on our website at www.hawkcorp.com updated and revised charters for our audit and nominating committees, and

•	our audit committee has established procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls or auditing matters and allow for the confidential, anonymous submission of concerns by employees.
In addition, we are preparing to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 requires an annual assessment by management, as of the end of the fiscal year, of the effectiveness of internal control for financial reporting. Section 404 also requires attestation and reporting by independent auditors on management’s assessment, as well as other control-related matters. On September 21, 2005, the SEC published a rule extending for one year the compliance date for non-accelerated filers to report on internal control over financial reporting. For those issuers, including Hawk, Section 404 will be effective for fiscal years ending on or after July 15, 2007. On August 9, 2006, the SEC published a rule that would extend the compliance date for the report on management’s assessment of the effectiveness of internal control over financial reporting until the fiscal years ending on or after December 15, 2007 for non-accelerated filers. The rule also extends the non-accelerated filer compliance date for the independent auditor attestation report on internal control over financial reporting until the fiscal years ending on or after December 15, 2008.
At this time, we continue to qualify for non-accelerated filer status and, therefore, are not required to comply with Section 404 until December 31, 2007. Our compliance initiative is proceeding. We anticipate being compliant with the requirements of Section 404 as of December 31, 2007.

PROPOSAL ONE
ELECTION OF DIRECTORS
At this annual meeting, seven directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. You are entitled to elect four directors.
Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.
If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the annual meeting is needed to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.
The board of directors recommends that you vote FOR Mr. Berlin, Mr. Bishop, Mr. Kemp and Mr. Moore.
The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the board of directors. Based on the current size of the board of directors, the Series D preferred stockholders may elect five directors at the annual meeting. The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships. The holders have determined to elect only three directors at the annual meeting and expressly reserve, and do not waive, their rights to elect a majority of the board of directors. The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz. The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both our Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners. For a more detailed description, you should read the section entitled “Stockholders’ Agreement” on page 37.

STRUCTURE AND PRACTICES OF
THE BOARD OF DIRECTORS
Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was approved by the board of directors. Information about the nominees to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since

DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS
Andrew T. Berlin	46	Director	2002
Paul R. Bishop	63	Director	1993
Jack F. Kemp	71	Director	1999
Dan T. Moore, III	67	Director	1989

DIRECTORS TO BE ELECTED BY SERIES D PREFERRED STOCKHOLDERS*

Ronald E. Weinberg	65	Chairman of the Board, Chief Executive Officer, President and Director	1989
Norman C. Harbert	73	Chairman Emeritus of the Board, Founder and Director	1989
Byron S. Krantz	71	Secretary and Director	1989

* Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of our directors as long as the Series D preferred stock is outstanding. The holders of the Series D preferred stock have indicated to us that at the annual meeting they have determined to elect Mr. Weinberg, Mr. Harbert and Mr. Krantz who will hold office until their respective successors have been duly elected by the holders of the Series D preferred stock.

Ronald E. Weinberg is our Chairman of the Board, Chief Executive Officer and President and has served as a director since March 1989. Mr. Weinberg is a co-founder of Hawk and has served us in various senior executive capacities since 1989. Mr. Weinberg has over 29 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Mr. Weinberg has been a trustee of Cleveland State University since August 2001 and a member of the board of directors of the U.S. Chamber of Commerce since June 2002.

Norman C. Harbert is our Chairman Emeritus of the Board and Founder and has served as a director since March 1989. He has also served us in various other capacities since 1989. Mr. Harbert has over 46 years of manufacturing experience.

Byron S. Krantz has been our Secretary and a director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since 1984.

Andrew T. Berlin has served as a director since October 2002. Since 1989, Mr. Berlin has been the President and Chief Executive Officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago.
Paul R. Bishop has served as a director since May 1993. Mr. Bishop has served as Chairman and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is a director of DPL Inc., a regional energy company located in Dayton, Ohio, and its subsidiary, The Dayton Power and Light Company, a public utility that sells electricity to residential, commercial, industrial and governmental customers.
Jack F. Kemp has served as a director since September 1999. Mr. Kemp is Chairman of Kemp Partners, a strategic consulting firm he founded in 2003. From January 1993 until July 2004 he was co-director of Empower America, a Washington D.C. based public policy and advocacy organization he co-founded. Mr. Kemp served as U.S. Secretary of Housing and Urban Development and represented New York for eighteen years in the United States House of Representatives. In 1996, Mr. Kemp received the Republican Party’s nomination for Vice President of the United States. Mr. Kemp is also a director of Oracle Corporation, a computer software company, InPhonic, Inc., an online wireless service provider, Six Flags, Inc., a regional theme park operator, and WorldSpace, Inc., a satellite radio provider.
Dan T. Moore, III has served as a director since March 1989. Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969. He is also the founder and Chairman of the Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc., Team Wendy, LLC, Coit Road Incubator and Impact Ceramics. Mr. Moore is a director of Invacare Corporation, a manufacturer of health care equipment and Park-Ohio Holdings Corp., an industrial supply chain logistics and diversified manufacturing business.
Director Independence
Mr. Kemp is one of the managing partners of Kemp Partners LLC, a consulting firm that provided services to Hawk in 2006. For these services, Kemp Partners received $90,000 and customary business travel and expense reimbursements from us in 2006. Mr. Kemp’s son, James Kemp, is also a managing partner of Kemp Partners. Based on the relatively small amount of fees paid to Kemp Partners, and the amount of these fees to which Mr. Kemp and his son would be entitled as managing partners of Kemp Partners, the board of directors, excluding Mr. Kemp, determined that the existence of the consulting agreement between Hawk and Kemp Partners would not interfere with the ability of Mr. Kemp to exercise independent judgment and Mr. Kemp is independent pursuant to applicable laws and regulations and the listing standards of Amex.
The board of directors further determined and confirmed that each of Mr. Berlin, Mr. Bishop and Mr. Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Amex.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock. Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2006, Mr. Berlin, Mr. Bishop, Mr. Kemp and Mr. Moore each inadvertently filed one Form 4 late reporting an award of stock from Hawk in connection with their services as a director. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in 2006.
Meetings of the Board of Directors
Hawk holds regular meetings of the board of directors each quarter and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.
The independent directors meet in private sessions following each annual meeting, or as often as they deem necessary, without any directors who are also our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management.
The board of directors met four times in 2006. All members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2006. Hawk strongly encourages members of the board to attend the annual meeting. All members except Mr. Kemp attended the 2006 annual meeting of stockholders held on May 24, 2006.
Director Compensation
In 2006, we paid each director who is not one of our employees, our legal counsel or an affiliate of one of our principal stockholders, an annual fee of $20,000 consisting of a cash payment of $10,000 and $10,000 in shares of our Class A common stock. In addition, we paid each director who was not one of our employees, our legal counsel or an affiliate of one of our principal stockholders $3,000 in cash for each board meeting that he attended and $500 in cash for each telephonic board meeting in which he participated. We reimbursed all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging as necessary. When committee meetings were held on the day of board meetings, we paid no additional consideration to the directors for committee participation. We paid $1,500 in cash for any in-person committee meeting and $1,000 in cash was paid for any telephonic committee meeting that was held on a day other than a day on which a board meeting was held.

The following table summarizes information with respect to the compensation paid to our directors who are not also executive officers during the year ended December 31, 2006.

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Andrew T. Berlin	29,500	9,988	—	39,488
Paul R. Bishop	29,500	9,988	—	39,488
Norman C. Harbert	—	—	836,404 (2)	836,404
Jack F. Kemp	19,500	9,988	105,125 (3)	134,613
Byron S. Krantz	—	—	—	—
Dan T. Moore, III	26,500	9,988	—	36,488

(1)	Each independent director was awarded 728 shares of our Class A common stock. Amounts reflect the number of shares issued using the closing market price on the date of issuance to fulfill the annual fee paid to directors in shares of our Class A common stock.

(2)	Mr. Harbert entered into a Senior Advisor Agreement with us effective June 1, 2005 whereby Mr. Harbert is employed by us as a senior advisor. “All Other Compensation” for Mr. Harbert includes the following payment for services as our senior advisor, retirement benefits and personal benefits:
•	$347,340 – services as our senior advisor,

•	$250,000 – bonus,

•	$46,163 – premiums paid by Hawk for split dollar life insurance coverage, which premiums will be recovered by us in the future when the insurance policy becomes payable,

•	$73,956 – in-service distribution from Mr. Harbert’s pension plan,

•	$2,200 – pension transition contribution as a result of the freeze of our pension plan,

•	$5,187 – company contributions to the 401(k) plan, and

•	Personal benefits including $40,003 – reimbursement of medical expenses under company insurance plans, $21,699 – use of a company provided automobile and related automobile services, $20,713 – organization membership dues, $15,000 – tax preparation services and $14,143 – personal use of a leased company aircraft.
(3)	Amount reflects $90,000 paid to Kemp Partners LLC, a consulting firm of which Mr. Kemp is a managing partner, for consulting services provided to Hawk (excluding customary business travel and expense reimbursements) and $15,125 for personal use of a leased company aircraft.
Committees of the Board of Directors
Executive Committee. The executive committee consists of Mr. Weinberg, Mr. Harbert and Mr. Krantz. During the intervals between meetings of the board of directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the board from time to time. The executive committee possesses and may exercise all the powers of the board while the board is not in session, except the power to:
•	elect any director or elect or remove any member of the executive committee,

•	change the number of members of the executive committee,

•	declare any dividend or authorize any distribution on any shares of capital stock, or

•	amend the bylaws.

All actions taken by the executive committee are reported to the board of directors at its next regularly scheduled meeting. The executive committee did not meet in 2006, but acted by written consent twice.
Compensation Committee. A description of the compensation committee is contained in the compensation committee report on page 34.
Nominating Committee. The nominating committee, composed of Mr. Bishop and Mr. Kemp, is responsible for identifying individuals qualified to become board members and making recommendations to the board of directors on candidates for election to the board. The nominating committee will review any nominees recommended to it by stockholders in writing and sent to our Secretary. A written recommendation must be timely delivered to us as described below in “Stockholder Proposals and Director Nominations.” No stockholder recommendations were received relating to this year’s election.
In February 2007, the committee recommended to the board that incumbent directors, Mr. Berlin, Mr. Bishop, Mr. Kemp and Mr. Moore, be re-nominated to serve as directors at the 2007 annual meeting of stockholders. The committee determined that the board is well served by its existing members who are active, involved and knowledgeable about Hawk, its executive officers and key employees, and all of whom have made a substantial contribution to Hawk’s business during their tenure as directors.
The board of directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of Amex. The nominating committee’s charter is available on Hawk’s website at www.hawkcorp.com. The nominating committee did not meet in 2006.
Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 14.
Nomination of Candidates for Director
To the extent there are any vacancies on the board or should the nominating committee determine not to re-nominate an incumbent director for election to the board, the nominating committee will consider individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals. The nominating committee will be advised of all nominations that are submitted to Hawk and will determine whether it will further consider the candidates using the criteria described below.
In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk. These factors may include:
•	judgment,

•	skill,

•	diversity,

•	integrity,

•	experience with businesses and other organizations of comparable size,

•	the interplay of the candidate’s experience with the experience of other board members, and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.
During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend board or committee meetings and other relevant reasons. The nominating committee will then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration. Next, the nominating committee will discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the board of directors for nomination.
After the nominating committee has completed its evaluation, it must present its recommendation to the full board for its consideration and approval. In presenting its recommendation, the nominating committee will also report on other candidates who were considered but not selected.
A stockholder who wishes to nominate an individual for election as a director at the annual meeting must give us advance written notice and provide specified information as described in “Stockholder Proposals and Director Nominations” beginning on page 38.
Stockholder Communications with Directors
A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director, should send the communication to:
Hawk Corporation
Board of Directors [or committee name or director’s name, as appropriate]
200 Public Square, Suite 1500
Cleveland, Ohio 44114
Hawk will forward all stockholder correspondence about Hawk to the board, committee or individual director, as appropriate.
Code of Business Conduct and Ethics
Hawk has a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer. This Code of Business Conduct and Ethics is available on Hawk’s website at www.hawkcorp.com. Any amendments or waivers to the Code of Business Conduct and Ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT
In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.hawkcorp.com. The audit committee is directly responsible for the appointment of Hawk’s independent public accounting firm and is charged with reviewing and approving all services performed for Hawk by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Hawk in order to assess the accounting firm’s independence, and monitors compliance with Hawk’s policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with Hawk’s policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees. The audit committee also serves as our qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act.
The audit committee, comprised of Mr. Berlin, Mr. Bishop and Mr. Moore, met nine times in 2006. The audit committee’s current composition satisfies the regulations of Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in the Amex listing standards. Mr. Berlin, Mr. Bishop and Mr. Moore are “audit committee financial experts” under applicable SEC rules by acquiring the necessary attributes through their experience in operating companies and overseeing and assessing the performance of such companies with respect to the preparation, auditing or evaluation of financial statements. No member of the audit committee is a certified public accountant or has been a principal financial officer of a company. In addition, Mr. Berlin, Mr. Bishop and Mr. Moore are also deemed to be “financially sophisticated” audit committee members under applicable Amex rules. The audit committee reviews and reassess its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.
The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management. The audit committee also discussed with our independent accounting firm the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Ernst & Young LLP, our independent accounting firm which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.
In addition, in discharging the audit committee’s duties as our qualified legal compliance committee, the audit committee is responsible for the oversight of independent counsel representing Hawk in connection with the informal inquiry from the staff of the SEC, requesting that Hawk voluntarily produce documents and information and the related investigation by the U.S. Department of Justice in Cleveland, Ohio.
In reliance upon the audit committee’s reviews and discussions with management and our independent accounting firm, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
Audit Committee

Andrew T. Berlin
Paul R. Bishop
Dan T. Moore, III
Principal Accounting Firm Fees
The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by our independent registered public accounting firm, Ernst & Young LLP.

	2006	2005
Audit Fees	$562,250	$552,900
Audit-Related Fees	117,750	6,700
Tax Fees	94,700	82,900
All Other Fees	-0-	-0-

Total	$774,700	$642,500
Audit Fees. These are fees for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and services that are typically rendered in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. In 2006 and 2005, these services included general assistance with implementation of SEC rules or listing standards pursuant to the Sarbanes-Oxley Act and an audit of our precision components division as a stand alone entity for purposes of facilitating the sale of the division.
Tax Fees. These are fees for professional services rendered by Ernst & Young with respect to tax compliance and assistance with state, foreign and expatriate tax compliance matters. These services include the review of tax returns and tax assistance in foreign jurisdictions and, in 2006, assistance analyzing the tax implications of the sale of our precision components division.
All Other Fees. There were no fees billed by Ernst & Young for other services not described above for the fiscal years ended December 31, 2006 and 2005.
The audit committee pre-approved all services performed by Ernst & Young and authorized us to pay the fees billed to us by Ernst & Young in 2006 and 2005. Representatives of Ernst & Young will attend the annual meeting to answer appropriate questions and make statements if they desire. At a later date, the audit committee will recommend and the board of directors will appoint an independent accounting firm to audit our financial statements for 2007. The audit committee will review the scope of any such audit and other assignments given to the accounting firm to assess whether such assignments would affect its independence.

EXECUTIVE OFFICERS

Name	Age	Position
Ronald E. Weinberg*	65	Chairman of the Board, Chief Executive Officer, President and Director
B. Christopher DiSantis	36	President – Wellman Products Group
Thomas A. Gilbride	53	Vice President – Finance
Joseph J. Levanduski	44	Vice President – Chief Financial Officer

* Biographical information for Mr. Weinberg can be found under “Board of Directors.”

B. Christopher DiSantis has served as President of our Wellman Products Group and Hawk Racing Group since May 2006. Form January 2004 until May 2006, Mr. DiSantis served as President of our Precision Components Group. Mr. DiSantis joined Hawk in 2000 as Vice President of Corporate Development, served as President of our Hawk Racing Group from January 2002 until September 2004, and President of Hawk Motors, Inc., a business unit we have since sold, through November 2006.

Thomas A. Gilbride has served as our Vice President — Finance since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.

Joseph J. Levanduski has served as our Vice President – Chief Financial Officer since May 2003 and Director of Corporate Development since June 2006. In addition, Mr. Levanduski provided managerial oversight for our Tex Racing business unit, a component of Hawk Racing Group, from 2002 through 2004. Prior to becoming Vice President – CFO, Mr. Levanduski served as our Vice President – Controller from May 2000 to May 2003 and our Controller from April 1997 to May 2000. Prior to April 1997, Mr. Levanduski served as Controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Co. and S.K. Wellman Corp. Mr. Levanduski is a director and chairman of the audit committee of Robin Industries, Inc., a manufacturer of molded rubber components.

EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Our executive compensation philosophy seeks to align executive compensation with our desired business direction, strategy and performance which includes achieving goals, embracing core values and building a company whose products, brands and reputation uphold a high standard of excellence. The primary objectives of the compensation program for our executive officers are to:
•	attract and retain highly qualified executives,

•	link executive officers’ goals with the financial interests of our stockholders,

•	emphasize variable compensation that is tied to the creation of long-term stockholder value, and

•	support our business plans and long-term goals.
To achieve these objectives, we have designed an executive compensation program that follows the philosophy that executive compensation should relate to financial performance of Hawk combined with an executive’s success in achieving certain goals. Our compensation program is designed to reward individual contributions to Hawk. In measuring an executive officer’s individual contributions, we consider a number of factors, including the philosophy and objectives described above. The total compensation for each of our executive officers includes annual incentive compensation that is based on these factors and long-term incentives.
A primary goal of the compensation program is maintaining total compensation on a basis consistent with similar companies that achieve similar earnings before interest, taxes, depreciation and amortization (EBITDA) margins, as well as other strategic and performance characteristics including the market value of managers with similar skills, breadth of experience and talent levels. We routinely train our managers in critical skills that enhance the visibility and value of our mangers in the marketplace. The committee may, if it deems it appropriate, utilize independent national consulting services and reviews executive compensation of similar companies to determine appropriate levels of compensation. We also consider the rate of inflation, corporate budgetary constraints and individual performance.
Role of Executive Officers in Our Compensation Program
The compensation committee, with input and recommendations from Mr. Weinberg, our Chief Executive Officer, reviews and approves recommendations of equity awards to our executive officers. Mr. Weinberg annually reviews the performance of our executive officers. The conclusions reached and recommendations based on these reviews are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommendations or stock or cash awards to executive officers.

Elements of Our Compensation Program
We subscribe to a total compensation program composed of three elements:
•	base salary,

•	annual incentives, and

•	long term incentives.
Base Salary
In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg and determines his base salary. The committee also reviews the recommendations of Mr. Weinberg regarding the compensation for our executive officers. The committee generally considers executive officers’ historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors. We have not found it practicable, nor have we attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers. As the committee believes is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.
The base salary earned in 2006 by our executive officers was determined as described above. Mr. Weinberg’s salary of $561,190 in 2006 did not change substantially from 2005. Our other named executive officers, excluding Mr. Campbell who is no longer an employee of Hawk, received an increase in base salary for 2006 ranging from 17% to 22%. Mr. DiSantis and Mr. Levanduski both received increases in base salary as a result of their increased responsibilities and employment agreements entered into in 2006, which are described in further detail below.
Annual Incentive Compensation Plan
Since our formation, we have provided a significant portion of total compensation for our executive officer group, including Mr. Weinberg, in the form of incentive compensation based on our success. We believe that annual incentive compensation to executive officers fulfills the philosophy and objectives of our compensation program by:
•	encouraging executives to attain and maintain the highest standards of performance,

•	attracting and retaining executive officers of outstanding competence and ability,

•	stimulating the active interest of executive officers in the development and financial success of Hawk,

•	rewarding executive officers for outstanding performance when certain objectives are achieved.
The compensation program is structured to include annual incentive compensation based in part on our EBITDA. The committee believes that the performance-based incentive program has been crucial in attracting and retaining high caliber executives necessary for the successful conduct of our business. In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives. While continuing to use EBITDA as the basis for annual incentive compensation, the committee has also approved the introduction of additional individual performance standards for managers.
An executive officer’s opportunity to earn incentive compensation is based upon a base target calibrated from the executive officer’s base salary. The actual award of incentive compensation is derived from a modification either up or down based on the overall objectives and philosophy of compensation as described in this report. The base targets for all of our executive officers are determined in the early part of the year simultaneous with the establishment of our annual operating plan. The amount of incentive compensation is also influenced by an assessment of each executive officer’s individual performance. In this way, incentive compensation fulfills our compensation objectives of supporting our business plan and annual goals and generating and rewarding superior individual performance.
Total annual incentive compensation for the executive officers is based on approximately 5% of EBITDA, excluding new acquisitions and acquisitions with earn-out provisions. Under his employment agreement, Mr. Weinberg is entitled to receive, from the total incentive compensation pool available to executives, 1.75% of total consolidated EBITDA, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee. The compensation committee awarded Mr. Weinberg approximately 1.4% of total consolidated EBITDA, as adjusted, for 2006 and the other named executive officers, excluding Mr. Campbell, in the aggregate 0.8% of total consolidated EBITDA, as adjusted, for 2006. Mr. Weinberg waived his right to receive the full amount of incentive compensation due under his employment agreement. Mr. DiSantis received incentive compensation in excess of his base target because of his successful participation in the sale of our motors division, a business unit that we have sold and his success with our precision components group prior to its sale.
Long-Term Incentives
Long-term incentives are awarded in an effort to:
•	attract and retain executive officers of outstanding ability,

•	motivate our executive officers, by means of performance-related incentives, to achieve longer-range performance goals,

•	enable our executive officers to participate in the long-term growth and financial success of Hawk, and

•	establish a direct link between the financial interests of our executive officers and the creation of long-term value for our stockholders.
We have adopted the 1997 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options and the 2000 Long Term Incentive Plan, which allows for the issuance of stock options, stock appreciation rights (SARs), restricted stock and performance-based awards. The compensation committee (or the board of directors as a whole), in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award. In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations. Our executive officers are generally eligible to receive stock options at the discretion of the compensation committee (or the board of directors as a whole).
All grants of options under the 1997 plan and the 2000 plan have been made with an exercise price equal to the closing price on the day before the grant, and the options vest ratably over various periods. The committee believes that this procedure ties the compensation value of these stock options directly to our long-term performance as measured by its future return to our stockholders.
1997 Stock Option Plan
Our 1997 Stock Option Plan provides for the granting of stock options to officers and other key employees. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 1997 plan. The 1997 plan is administered by our compensation committee, which is responsible for designating individuals to whom options are to be granted and determining the terms and conditions of grants. In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant. Options granted under the 1997 plan generally have a term of ten years. Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk. The 1997 plan terminates on May 8, 2008. Options outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. Options to purchase 50,000 shares of our Class A common stock were granted in 2006 under the 1997 plan to Mr. DiSantis. No other options were granted under the 1997 plan in 2006. As of the record date, 17,559 shares remain available for future grants.
2000 Long Term Incentive Plan
Our 2000 Long Term Incentive Plan provides for the granting of stock options, SARs, restricted stock awards and performance-based awards. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 2000 plan. All of our employees are eligible to receive grants pursuant to the 2000 plan. The 2000 plan is administered by our compensation committee, which is responsible for designating individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of grants. In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant. Options granted under the 2000 plan generally have a term of ten years. Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk. The 2000 plan terminates on May 15, 2010. Awards outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. Options to purchase 20,000 shares of our Class A common stock were granted in 2006 under the 2000 plan to employees who are not executive officers. As of the record date, 97,624 shares remain available for future grants.

Benefit Plans
Our subsidiary, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees. We froze the plan effective May 31, 2006 to streamline the benefits available to all our employees, as well as to provide future cost savings to Hawk. The plan provides participating employees with retirement benefits at normal retirement age, defined in the plan as age 65, calculated based on years of service through May 31, 2006 and the highest consecutive three-year salary of each eligible participant during the last six-year period as of December 31, 2005. Employees may begin receiving their benefits at the age of 60 with ten years of credited vesting service at a reduced payment rate. As of May 31, 2006, as a result of the freeze, all eligible participants became 100% vested in their benefits even if they had not earned the required years of service to become fully vested.
As a result of the freeze of the plan, we have made one and will make two additional annual transition contributions consisting of 1% of annual compensation of employees who were members of the plan prior to the freeze beginning with the years 2006 through 2008. The transition contribution for 2006 was $118,815.
In no event will the amount of annual retirement income determined under the pension plan and payable at the participant’s retirement date be greater than $170,000. The annual benefit payable at normal retirement age for each named executive officer is as follows: Mr. Weinberg – $90,479, Mr. DiSantis – $13,932, Mr. Gilbride – $45,850, Mr. Levanduski – $29,200 and Mr. Campbell – $31,842. Mr. Weinberg began receiving his annual benefit under the pension plan on October 1, 2006.
Hawk maintains a tax-qualified profit sharing plan under Section 401(k) of the Internal Revenue Code that covers substantially all of our U.S. employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% of employee compensation and a discretionary profit sharing contribution allocated to each employee based on compensation. The plan also provides a company matching contribution of 50% of up to 6% of employee compensation contributed to the plan. Profit sharing contributions are approved by our board of directors based on our financial performance. Upon approval of the total amount of contributions, individual allocations, including those to our named executive officers, are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by federal law. Based on Hawk’s performance in 2006, Hawk made a total discretionary contribution of $777,854 and $861,000 in matching contributions to the profit sharing plan.
Nonqualified Deferred Compensation Plan
We have adopted a deferred compensation plan which we expect will have an effective date of January 1, 2007. Our executive officers and other eligible employees can elect to voluntarily defer up to 100% of their annual compensation into the plan. All company discretionary contribution amounts are subject to three year graded vesting and will be allocated to funds of the participant’s choosing. Participant account balances will appreciate or depreciate in value based on the actual performance of the investment allocations chosen by participants. Once deferrals and company contributions are credited to the plan, the amounts can be transferred to other investment alternatives within the plan at the participant’s discretion. At the time of enrollment, participants elect distribution dates for deferrals. Participants may elect to receive the account balance in a lump sum payment or in annual installments, not to exceed five years.
Perquisites and Other Fringe Benefits
Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other salaried employees. In addition, our executive medical plan provides for the payment of all medical, dental and vision expenses not covered under the group medical plan. The payments include all employee co-payments, payments in excess of the 80% covered under the group medical plan and general medical expenses not covered under the group medical plan. Certain of our executive officers receive other perquisites, including payment of organization membership dues, limited use of a leased corporate aircraft based on the incremental cost to us and company provided automobile and related automobile expenses.
Employment Agreements
We have entered into employment agreements with Mr. Weinberg, Mr. DiSantis and Mr. Levanduski because we believe that it is important to secure the leadership of these key management individuals.
Mr. Weinberg. Pursuant to his employment agreement, as amended, Mr. Weinberg has agreed to serve as our Chairman of the Board and Chief Executive Officer through June 2012. Mr. Weinberg typically receives a base salary and an annual bonus. Mr. Weinberg’s base salary may be increased by the compensation committee, and his annual bonus is equal to 1.75% of our EBITDA, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee.
If Mr. Weinberg becomes mentally or physically disabled during the term of his employment agreement, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability. We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred. Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s life in an annual amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of his average annual bonus for the three consecutive years of employment preceding the disability. The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan, which has been frozen.
If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide health care benefits to Mr. Weinberg’s surviving spouse. If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

Pursuant to his employment agreement, Mr. Weinberg is required to devote such time and effort to our business and affairs as is necessary to discharge his duties. Mr. Weinberg may not engage in any competitive business while employed by us and for a period of two years thereafter.
In January 1998, we entered into a split dollar life insurance agreement with Mr. Weinberg pursuant to which we purchased a life insurance policy on the life of Mr. Weinberg in the face amount of $3.8 million. Under the terms of this split dollar agreement, we pay the annual premium of the insurance policy in the amount of $58,586 for Mr. Weinberg’s policy, and we will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy. The remaining proceeds of the policy will be paid to beneficiaries designated by Mr. Weinberg. The split dollar agreement will terminate upon the occurrence of any of the following events:
•	total cessation of our business,

•	our bankruptcy, receivership or dissolution, or

•	the termination of Mr. Weinberg’s employment by us (other than for reason of his death or mental or physical disability).
Upon the termination of the split dollar agreement, Mr. Weinberg will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.
Mr. DiSantis. Mr. DiSantis entered into an employment agreement with us in August 2006, and amended in November 2006, pursuant to which he will be employed as President of our Wellman Products Group subsidiary for an initial term of five years. The term may be extended for additional one year periods. Mr. DiSantis receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our Chairman of the Board and the compensation committee. Mr. DiSantis is also eligible to participate in the standard employee benefit programs offered by Wellman and our stock option plans. If the employment agreement is terminated by us for any other reason than misconduct by Mr. DiSantis, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination. If Mr. DiSantis becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If he dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.
During Mr. DiSantis’ employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.
In connection with his employment agreement, Mr. DiSantis entered into a change in control agreement. If Mr. DiSantis is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.

Mr. Levanduski. Mr. Levanduski entered into an employment agreement with us in August 2006 and amended in November 2006, pursuant to which he will continue to be employed by Hawk as Chief Financial Officer for an initial term of five years. The term may be extended for additional one year periods. Mr. Levanduski receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our Chairman of the Board and the compensation committee. Mr. Levanduski is also eligible to participate in the standard employee benefit programs offered by Hawk and our stock option plans. If the employment agreement is terminated by us for any other reason than misconduct by Mr. Levanduski, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination. If Mr. Levanduski becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If Mr. Levanduski dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.
During Mr. Levanduski’s employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.
In connection with his employment agreement, Mr. Levanduski entered into a change in control agreement. If Mr. Levanduski is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.
Change in Control Agreements
In August 2006, Mr. DiSantis, Mr. Gilbride and Mr. Levanduski each entered into our executive officer change in control agreement which provides severance benefits if the executive officer’s employment is terminated following a change of control, as defined in the agreement. These change in control agreements are meant to induce the continued employment of our executive officers and to enhance their loyalty and performance by providing them with compensation and benefits in the event a change in control of Hawk occurs.
These severance benefits will only be paid if the termination of employment occurs within three years following a change in control and the termination was a qualifying termination, as defined in each agreement. If these conditions are met, each executive officer will be entitled to receive severance payments based on the prior two year average of each executive’s base salary and bonus paid multiplied by 2.99 and medical benefits for a period of three years. In addition, vesting of the executive’s outstanding equity awards will be accelerated. The agreement precludes the executive officer from competing with Hawk, as an employee or otherwise, for a period of one year following the termination of employment, however caused.

Stock Ownership Guidelines
We have no formal guidelines on stock ownership by our executive officers. However, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options or through direct market purchases to maintain or to establish a significant level of direct stock ownership.
Accounting and Tax Considerations
In designing our compensation program, we take into consideration the accounting and tax effect that each element will or may have on Hawk and our executive officers.
Section 162(m) of the Internal Revenue Code, limits our federal income tax deduction for compensation expense in excess of $1,000,000 paid to certain executive officers. However, “qualified performance-based compensation” may be excluded from the limit. We believe that awards under our compensation program, including our annual incentive compensation plan and option awards, qualify for the performance-based compensation exception to the deductibility limit.
Section 409(A) of the Internal Revenue Code relates to accounting treatment for deferred compensation. We have reviewed our nonqualified deferred compensation plan in our compensation program and have determined that it is compliant with Section 409(A) of the Internal Revenue Code.
Effective January 1, 2006, in accordance with SFAS No. 123(R), “Share-Based Payment” (FAS 123R), we began to record compensation expense under the “fair-value-based” method of accounting for stock options granted to employees and directors. We adopted FAS 123(R) using the “modified prospective application.” The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption.

Summary Compensation Table
The following table summarizes the compensation paid by us to our Chief Executive Officer, Chief Financial Officer, and our most highly compensated executive officers.

					Change in
					Pension Value
					and Nonqual-
					ified Deferred
				Option	Compensation	All Other
Name and		Salary	Bonus	Awards(1)	Earnings(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Ronald E. Weinberg, Chairman of the Board, President and Chief Executive Officer	2006	561,190	450,000	—	—	180,390	1,191,580

B. Christopher DiSantis, President Wellman Products Group	2006	262,999	195,000	54,019	—	40,888	552,906

Joseph J. Levanduski, Vice President — Chief Financial Officer	2006	252,873	60,000	22,094	—	70,708	405,675

Thomas A. Gilbride, Vice President —Finance	2006	181,425	65,000	17,493	—	69,990	333,908

Steven J. Campbell(4), Former President of Precision Components Group	2006	284,310	—	65,821	—	35,469	385,600

(1)	Amounts represent the FAS 123R compensation expense recognized on outstanding stock option awards. The compensation expense is spread over the vesting period on outstanding stock option awards made during 2006 and in prior years. The grant date fair value of stock option awards granted during 2006 is reported in the “Grants of Plan-Based Awards” table. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in the model were (i) expected life of 5.7 years for each option, (ii) dividend yield of 0.0%, (iii) expected stock price volatility of 89.2%, and (iv) a risk-free rate of return of 5.0%.

(2)	Amounts are negative due to the freeze of the Friction Products Co. Pension Plan effective May 31, 2006. The negative amounts for each officer are Mr. Weinberg – $4,771, Mr. DiSantis – $156,068, Mr. Levanduski – $114,800, Mr. Gilbride – $74,150, and Mr. Campbell – $36,894.

(3)	The following “All Other Compensation” table details all other compensation shown in the “Summary Compensation” table for our most highly compensated officers. For Mr. Weinberg, in addition to the information in the table, “All Other Compensation” includes part-time administrative support for personal matters.

(4)	In connection with the sale of our precision components group, which was completed in February 2007, Mr. Campbell resigned as Senior Vice President of Hawk and as an officer of our subsidiaries and all of Mr. Campbell’s prior employment agreements with Hawk or our subsidiaries, as well as his change in control agreement and each of his stock option agreements, were terminated.

All Other Compensation in 2006

	Discretion-	Medical	Company		Organiza-	Personal	Use of Company
	ary	Expenses under	Contributions	Split Dollar	tion	Use of	Provided
	Contribu-	Executive	to 401(k)	Coverage	Member-	Company	Automobile and
	tion(1)	Insurance Plan	Plan(2)	Premiums (3)	ship Dues	Aircraft	Related Services
	($)	($)	($)	($)	($)	($)	($)

Ronald E. Weinberg	2,200	11,240	9,225	58,586	44,823	29,559	23,054

B. Christopher DiSantis	24,200	4,681	5,523	—	—	—	6,484

Joseph J. Levanduski	24,200	27,172	8,937	—	2,689	—	7,710

Thomas A. Gilbride	21,824	29,733	7,365	8,166	505	—	2,397

Steven J. Campbell	2,200	19,353	5,516	—	—	—	8,400

(1)	Includes a Non-Qualified Plan contribution of $22,000 for each of Mr. DiSantis and Mr. Levanduski and $20,000 for Mr. Gilbride and a pension transition contribution as a result of the freeze of the pension plan of $2,200 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Campbell and $1,824 for Mr. Gilbride.

(2)	Includes discretionary contribution of $5,187 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Campbell and $4,059 for Mr. Gilbride and employee matching contribution of $4,038 for Mr. Weinberg, $336 for Mr. DiSantis, $3,750 for Mr. Levanduski, $3,306 for Mr. Gilbride and $329 for Mr. Campbell.

(3)	Represents the premiums that were paid by Hawk in 2006 for certain split dollar life insurance coverage, which premiums will be recovered by us in the future when the insurance policies mature.
Grants of Plan-Based Awards in 2006
The following table summarizes information with respect to grants of non-equity and equity plan-based awards to our most highly compensated executive officers in 2006.

			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards				Equity Plan Awards

						All Other Option	Exercise	Grant Date
						Awards:	or Base	Fair Value of
						Number of	Price of	Stock and
						Shares	Option	Option
	Grant	Threshold	Target		Maximum	Underlying	Awards(1)	Awards(2)
Name	Date	($)	($)		($)	Options	($)	($)

Ronald E. Weinberg	—	—	548,100	(3)	—	—	—	—

B. Christopher DiSantis	11/3/06	—	—		—	50,000	12.40	422,464

	—		162,000	(4)	—	—	—	—

Joseph J. Levanduski	—	—	92,000	(4)	—	—	—	—

Thomas A. Gilbride	—	—	75,000	(4)	—	—	—	—

Steven J. Campbell	—	—	114,000	(4)	—	—	—	—

(1)	The exercise price is equal to the closing price of our Class A common stock on the date prior to the grant date. For additional information concerning stock option awards, see pages 20 through 21.

(2)	The fair value of stock options and restricted stock awards is based on the FAS 123(R) compensation expense recognized as of the date of grant. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in this model were: (i) an expected life of 5.7 years for each, (ii) dividend yield of 0.0%, (iii) expected stock price volatility of 89.2% and (iv) a risk-free rate of return of 5.0% (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options).

(3)	Indicates the target award value for Mr. Weinberg pursuant to the terms of his employment agreement. Because this is an annual cash award, no grant date is shown. The actual payout is shown in the “Bonus” column of the “Summary Compensation” table and is specifically identified in the table. For additional information concerning the material terms of Mr. Weinberg’s employment agreement, see pages 23 through 24.

(4)	Indicates the annual incentive award opportunity in our annual incentive compensation plan based on a percentage of prior year ending salary, or, in the case of Mr. DiSantis, based on a percentage of prior year ending salary plus a pre-established goal for the sale of our discontinued motors division. We have shown the target annual incentive award for 2006 for each named executive officer in the determination of the actual 2006 incentive award. Actual payouts are shown in the “Bonus” column of the “Summary Compensation” table and are specifically identified in the table. Because this is an annual cash award, no grant date is shown. For additional information concerning the annual incentive compensation plan, see pages 19 through 20.
Option Exercises and Stock Vested
The following table summarizes information with respect to options exercised by Mr. DiSantis in 2006. None of our other most highly compensated executive officers exercised options in 2006.

Option Awards
Value
	Number of Shares	Realized on
	Acquired on	Exercise*
Name	Exercise	($)

B. Christopher DiSantis	20,000	165,839

* Based on the difference between the current market price at the time of exercise and the exercise price of the options.

Outstanding Equity Awards At December 31, 2006
The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of December 31, 2006. Our executive officers did not hold any stock awards as of December 31, 2006.

	Option Awards
	Number of	Number of
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date*

Ronald E. Weinberg	10,000	—	6.75	9/24/2009
	135,967	—	3.74	10/05/2011
B. Christopher DiSantis	12,000	18,000	5.05	1/30/2014
	4,000	6,000	6.75	8/20/2014
	—	50,000	12.40	11/03/2016
Joseph J. Levanduski	19,118	—	3.40	10/05/2011
	32,000	18,000	5.05	1/30/2014
	4,000	6,000	6.75	8/20/2014
Thomas A. Gilbride	3,824	—	3.40	10/05/2011
	4,000	12,000	6.75	8/20/2014
Steven J. Campbell	40,000	—	5.75	2/01/2010
	12,000	18,000	5.05	1/30/2014
	24,000	36,000	6.75	8/20/2014

*	The table below details the vesting schedule for the stock option grants based on the termination date of the relevant grant.

Option Expiration Date	Option Vesting Dates

09/24/2009	20% on 9/24/2000, 20% on 9/24/2001, 20% on 9/24/2002, 20% on 9/24/2003 and 20% on 9/24/2004
02/01/2010	20% on 2/01/2001, 20% on 2/01/2002, 20% on 2/01/2003, 20% on 2/01/2004 and 20% on 2/01/2005
10/05/2011	50% on 10/5/2002 and 50% on 10/5/2003
01/30/2014	20% on 1/30/2005, 20% on 1/30/2006, 20% on 1/30/2007, 20% on 1/30/2008 and 20% on 1/30/2009, except in the case of Mr. Levanduski who has 30,000 options with an expiration date of 1/30/2014 that vest in accordance with the foregoing schedule and 20,000 options that were fully vested as of December 31, 2006
08/20/2014	20% on 8/20/2005, 20% on 8/20/2006, 20% on 8/20/2007, 20% on 8/20/2008 and 20% on 8/20/2009
11/03/2016	20% on 11/03/2007, 20% on 11/03/2008, 20% on 11/03/2009, 20% on 11/03/2010 and 20% on 11/03/2011

Pension Benefits
The following table shows the present value of accumulated pension benefits payable to each of our most highly compensated executive officers, including the number of years of service credited to each officer. The number of years of service has been frozen for each executive officer effective May 31, 2006 pursuant to the freeze of the pension plan.

			Present Value of	Payments
			Accumulated	Made
		Number of Years	Benefit*	During 2006
Name	Plan Name	Credited Service	($)	($)

Ronald E. Weinberg	Friction Products Co.	17.2	900,655	22,620
	Employees Pension Plan
B. Christopher DiSantis	Friction Products Co.	5.4	31,924	—
	Employees Pension Plan
Joseph J. Levanduski	Friction Products Co.	10.8	132,060	—
	Employees Pension Plan
Thomas A. Gilbride	Friction Products Co.	17.2	397,632	—
	Employees Pension Plan
Steven J. Campbell	Friction Products Co.	6.3	163,966	—
	Employees Pension Plan

* For details regarding the assumptions, please refer to Note “10 — Employee Benefits” in the Consolidated Financial Statements of Form 10-K of Hawk filed with the SEC on March 23, 2007. For additional information on our pension plan, see page 22.

Nonqualified Deferred Compensation
Our deferred compensation plan is expected to be effective on January 1, 2007. For additional information on our deferred compensation plan, see pages 22 through 23. The following table set forth information regarding 2006 contributions by Hawk to each of our most highly compensated executive officers.

			Aggregate	Aggregate	Aggregate
	Executive	Company	Earnings in	Withdrawals/	Balance at
	Contributions	Contributions(1)	2006	Distributions	12/31/2006(2)
Name	($)	($)	($)	($)	($)

Ronald E. Weinberg	—	—	—	—	—

B. Christopher DiSantis	—	22,000	—	—	—

Joseph J. Levanduski	—	22,000	—	—	—

Thomas A. Gilbride	—	20,000	—	—	—

Steven J. Campbell	—	—	—	—	—

(1)	Amounts are included in the “Summary Compensation” table in the column labeled “All Other Compensation.”

(2)	2006 contributions by Hawk will not be credited to participant accounts until 2007 and therefore are not included in this column.
Severance Compensation
We do not have a general severance policy applicable to all employees. Accordingly, we have entered into certain agreements that require us to make payments and provide benefits to our most highly compensated executive officers in the event of a termination of their employment, including a change in control. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change in control occurred as of December 29, 2006, the last business day of our last fiscal year, and that the per share price of our Class A common stock was $11.97, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of change in control or termination of one of our most highly compensated executive officers. For additional information regarding the agreements with our executive officers, see pages 23 through 25.

	Triggering Event
	Termination other	Termination after
	than for	a “Change in
	Misconduct	Control” Pursuant	Death	Disability
	Pursuant to	to Change in	Pursuant to	Pursuant to
	Employment	Control	Employment	Employment
	Agreement	Agreement*	Agreement	Agreement
Estimated Potential Payment	($)	($)	($)	($)

	Ronald E. Weinberg
Compensation Payments	3,107,500	—	450,000	8,029,016
Benefit Payments	58,870	—	69,391	—

	B. Christopher DiSantis
Compensation Payments	600,000	976,378	300,000	300,000
Benefit Payments	16,962	29,334	8,194	8,194
Accelerated vesting of option awards	885,780	885,780	—	—

	Joseph J. Levanduski
Compensation Payments	550,000	789,311	275,000	275,000
Benefit Payments	16,962	29,334	8,194	8,194
Accelerated vesting of option awards	287,280	287,280	—	—

	Thomas A. Gilbride
Compensation Payments	—	600,274	—	—
Benefit Payments	—	29,334	—	—
Accelerated vesting of option awards	—	143,640	—	—

	Steven J. Campbell
Compensation Payments	488,571	416,647	285,000	285,000
Benefit Payments	—	29,334	—	—
Accelerated vesting of option awards	—	646,380	—	—

*	“Change in Control” means any acquiring person, alone or together with its affiliates and associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of our shares of Class A common stock then outstanding.
Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2006 are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” There are no special or enhanced benefits under those plans for our most highly compensated executive officers.
Mr. Weinberg and Mr. Gilbride have death benefit coverage under split-dollar life insurance policies. Death benefits are payable upon the death of Mr. Weinberg and Mr. Gilbride. At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Weinberg’s and Mr. Gilbride’s designated beneficiaries. As of December 31, 2006, the amount of the death benefit payable to Mr. Weinberg’s and Mr. Gilbride’s beneficiaries was $3,272,726 and $834,509, respectively.

COMPENSATION COMMITTEE REPORT
The compensation committee, composed of Mr. Berlin and Mr. Bishop, met twice in 2006. The board of directors determined that Mr. Berlin and Mr. Bishop are independent as required by applicable law and regulations and the listing standards of Amex.
The compensation committee determines the compensation of Mr. Weinberg and reviews and makes recommendations regarding the compensation for all of our other executive officers. Our compensation committee does not have a written charter. The compensation committee also administers our 1997 Stock Option Plan and our 2000 Long Term Incentive Plan. The compensation committee has reviewed and discussed Compensation Discussion and Analysis for the year ended December 31, 2006 with our management and, based on this review, has recommended to the board that this Compensation Discussion and Analysis be included in this proxy statement.
The foregoing report was submitted by the compensation committee and shall be deemed to be “furnished” rather than “filed” with the SEC and, therefore, not subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.
Compensation Committee
Andrew T. Berlin
Paul R. Bishop
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
Mr. Berlin and Mr. Bishop currently serve on the compensation committee. Neither Mr. Berlin nor Mr. Bishop is or has been an officer or employee of Hawk.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of April 5, 2007, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:
•	each stockholder known by us to be the beneficial owner of more than 5% of such stock,

•	each director,

•	each executive officer in our summary compensation table, and

•	all our directors and executive officers as a group.
This table does not include 216,071 shares of Class A common stock issuable under the 1997 Stock Option Plan and 96,149 shares of Class A common stock issuable under the 2000 Long Term Incentive Plan for options held by directors and executive officers that are outstanding, but not presently exercisable, and options held by persons other than directors and executive officers.

	Beneficial Ownership (1)
		Class A Common		Series D Preferred
	Shares	Right to
Names and Address (2)		Acquire(3)	Percentage	Shares	Percentage

Ronald E. Weinberg (4) (5)	1,258,998	145,967	15.3%	689	45%
Norman C. Harbert (4) (6)	1,156,475	117,192	13.9%	689	45%
Byron S. Krantz (4) (7)	273,972	23,968	3.3%	152	10%
Wellington Management Company LLP (8)	1,060,400	—	11.8%	—	—
75 State Street Boston, Massachusetts 02109
Discovery Group I (9)	761,355	—	8.4%	—	—
Hyatt Center, 24th Fl. 71 South Wacker Drive Chicago, IL 60606
Royce & Associates, LLC (10)	615,200	—	6.8%	—	—
1414 Avenue of the Americas New York, NY 10019
FMR Corp.(11)	688,100	—	7.6%	—	—
82 Devonshire Street Boston, MA 02109
Wellington Trust Company, NA (12)	460,000	—	5.1%	—	—
75 State Street Boston, Massachusetts 02109
Thomas A. Gilbride	39,690	7,824	*	—	—
Dan T. Moore, III	35,927	23,968	*	—	—
Joseph J. Levanduski	34,000	61,118	*	—	—
Paul R. Bishop	28,321	23,968	*	—	—
Jack F. Kemp (13)	12,387	23,968	*	—	—
Andrew T. Berlin	8,893	—	*	—	—
B. Christopher DiSantis	8,800	22,000	*	—	—
Steven J. Campbell	—	82,000	*	—	—
All directors and executive officers as a group (11 individuals)	2,857,463	531,973	35.6%	1,530	100%

* Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3)	Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See “Stockholders’ Agreement.”

(5)	Includes 1,083,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Weinberg is a trustee.

(6)	Includes 40,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,042,561 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Harbert is a trustee.

(7)	Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Krantz is a trustee.

(8)	Based solely on information in the Schedule 13G filed with the SEC on February 12, 2007. Includes 486,500 shares over which Wellington Management Company, LLP shares voting power and 1,060,400 shares over which Wellington Management Company, LLP shares dispositive power.

(9)	Based solely on information in the Schedule 13G filed with the SEC on February 12, 2007. Includes 644,800 shares over which Discovery Equity Partners, L.P. shares voting and dispositive power and 761,355 shares over which Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy share voting and dispositive power.

(10)	Based solely on information in the Schedule 13G filed with the SEC on January 22, 2007.

(11)	Based solely on information in the Schedule 13G filed with the SEC on February 14, 2007. Includes 688,100 shares over which FMR Corp. has sole dispositive power.

(12)	Based solely on information in the Schedule 13G filed with the SEC on February 14, 2007. Includes 460,000 shares over which Wellington Trust Company, NA shares voting and dispositive power.

(13)	Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

Stockholders’ Agreement
Mr. Weinberg, Mr. Harbert and Mr. Krantz are parties to a Stockholders’ Voting Agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:
•	in favor of electing Mr. Weinberg, Mr. Harbert and Mr. Krantz (provided each desires to serve) or their respective designees to our board of directors,

•	in favor of electing such other directors to the board of directors as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct, and

•	with respect to matters submitted to a vote of our stockholders, as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct.
If any of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Weinberg, Mr. Harbert or Mr. Krantz or their respective designees; provided that the provisions described in first two cases above will terminate sooner in the event that none of Mr. Weinberg, Mr. Harbert and Mr. Krantz (or any of their respective designees) remains on the board of directors.
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2006, relating to equity compensation plans of Hawk pursuant to which grants of options, restricted stock, deferred compensation units or other rights to acquire shares of Class A common stock of Hawk may be granted from time to time.

			Number of
			securities
	Number of		remaining available
	securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	706,193	$4.95	44,103
Equity compensation plans not approved by security holders	0	—	0
Total	706,193	$4.95	44,103

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Carl J. Harbert, the son of Norman C. Harbert, is employed by one of our subsidiaries in an aftermarket sales position. Carl Harbert does not have an employment agreement with Hawk and is an “employee-at-will.” We believe his compensation is comparable to compensation for positions in the industry with similar job responsibilities in companies of similar size.
Byron S. Krantz, a partner of Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our Secretary. Marc C. Krantz, a son of Byron Krantz and the managing partner of Kohrman Jackson & Krantz, is our Assistant Secretary and a stockholder. We paid legal fees to Kohrman Jackson & Krantz in 2006 of $913,902 for services in connection with a variety of legal matters.
We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. On-going and future transactions with related parties will be:
•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent committee of our board of directors.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
A stockholder intending to present a proposal to be included in our proxy statement for our 2008 annual meeting of stockholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our Secretary at our principal executive office no later than December 18, 2007. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of our Class A common stock that are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such business.
A stockholder desiring to nominate a director for election at our 2008 annual meeting must deliver a notice, in accordance with the requirements of our bylaws, to our Secretary at our principal executive office no earlier than March 1, 2008 and no later than March 31, 2008. Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:
•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our Class A common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;
and as to the stockholder giving the notice:
•	the name and record address of the stockholder, and

•	the class and number of shares of our Class A common stock beneficially owned by the stockholder.
We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.
OTHER MATTERS
Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.
You are urged to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.
By Order of the Board of Directors,
Byron S. Krantz
Secretary
April 26, 2007

[FRONT]

PROXY	HAWK CORPORATION	PROXY
ANNUAL MEETING OF STOCKHOLDERS, MAY 30, 2007
200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114
9:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on May 30, 2007, at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 26, 2007 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “FOR ALL NOMINEES”.

1.	Election of Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III as directors.

FOR ALL NOMINEES ☐ (unless struck out above) WITHHOLD FROM ALL NOMINEES ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.
[BACK]

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:	,	2007

Signature

Signature if held jointly
I plan to attend the meeting: Yes ☐ No ☐
This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.